Exhibit (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A (“Registration Statement”) of our report dated December 23, 2014, relating to the financial statements and financial highlights which appears in the October 31, 2014 Annual Report to Shareholders of the Large Cap Core Portfolio and the Large Cap Growth Portfolio (two of the portfolios of The Glenmede Fund, Inc.), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

June 25 2015